Exhibit 10.1
AGREEMENT
     This Agreement dated as of August 11, 2009, by and between PACKAGING CORPORATION OF AMERICA, having its principal place of business at 1900 West Field Court, Lake Forest, Illinois 60045 (together with its consolidated subsidiaries, “PCA”), and William J. Sweeney (“Mr. Sweeney”).
     WHEREAS, Mr. Sweeney will retire from his position as Executive Vice President, Corrugated Products of PCA effective September 15, 2009 (the “Retirement Date”).
     WHEREAS, PCA desires that Mr. Sweeney serve as an advisor to PCA upon his retirement;
     WHEREAS, Mr. Sweeney desires to act as an advisor to PCA;
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree:
     1. Duties. Mr. Sweeney will handle specific projects and assignments in an advisory capacity as determined by Paul T. Stecko, Chairman and CEO of PCA. Mr. Sweeney will devote best efforts in the performance of duties assigned and will act in the best interest of PCA in carrying out those responsibilities. Mr. Sweeney shall cooperate as requested by PCA as to legal or other matters involving PCA arising out of Mr. Sweeney’s previous employment with PCA. The parties acknowledge and agree that Mr. Sweeney shall perform services under this Agreement only as an independent contractor and not as an employee or agent of PCA.

     2. Fees. Mr. Sweeney shall be paid a fee in cash equal to $30,000 per month, payable on the final day of each month during the term hereof (prorated for any partial month of service). Mr. Sweeney shall be entitled to reimbursement for reasonable expenses incurred in connection with his performance of this Agreement.
     3. Restricted Stock and Stock Options. Mr. Sweeney holds 109,580 shares of restricted stock of PCA and 4,000 unvested and 67,000 vested options to purchase PCA common stock, which were awarded during Mr. Sweeney’s service to PCA as an employee. Notwithstanding the vesting period applicable to such shares of restricted stock, such shares of restricted stock and unvested stock options shall vest in their entirety, and all restrictions on transfer (other than restrictions applying as a result of applicable securities laws or the ordinary application of PCA’s stock trading procedures) of the restricted stock shall lapse, on January 2, 2010. Notwithstanding anything to the contrary in any stock option award, all stock options held by Mr. Sweeney shall expire on the earlier of (i) the date on which such stock option would expire pursuant to its terms or (ii) September 15, 2012, and, subject to compliance with applicable securities laws and PCA policies and procedures regarding trading in its common stock, Mr. Sweeney may exercise such options at any time prior to such expiration date.
     4. No Benefits. PCA and Mr. Sweeney agree that the remuneration provided for in Paragraphs 2 and 3 shall constitute the total compensation due for services hereunder and that no employee benefits of any kind will be provided except as due Mr. Sweeney as a result of prior service as a PCA employee under PCA’s plans in which Mr. Sweeney participated. Mr. Sweeney will not accrue additional benefits or service time as a result of the performance of this Agreement.

     5. Term. The term of this Agreement shall commence on the Retirement Date and shall continue in full force and effect until December 31, 2011. This agreement may be terminated earlier only (i) upon the mutual written agreement of the parties; or (ii) by either party for convenience at any time by delivering at least 120 days’ prior written notice to the other party.
     6. Confidential Information. Mr. Sweeney acknowledges that the information, observations and data (including without limitation trade secrets, know-how, research plans, business, accounting, distribution and sales methods and systems, manufacturing methods and systems, sales and profit figures and margins and other technical or business information, business, marketing and sales plans and strategies, cost and pricing structures, and manufacturing techniques of PCA disclosed or otherwise revealed to him, or discovered or otherwise obtained by him or of which he has become or becomes aware, directly or indirectly, while employed or otherwise acting for PCA, whether prior to the date of this Agreement as an employee, pursuant to this Agreement or otherwise) (all of the foregoing being collectively, “Confidential Information”) are the property of PCA, and Mr. Sweeney agrees that PCA has a protectable interest in such Confidential Information. Therefore, Mr. Sweeney agrees that he shall not disclose to any person or use for his own purposes any Confidential Information without the prior written consent of PCA, unless and only to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of Mr. Sweeney’s acts or omissions or (b) are required to be disclosed by judicial process or law (provided that Mr. Sweeney shall give advance written notice of such requirement to PCA as soon as practicable under the circumstances to enable PCA to seek an appropriate protective order or confidential treatment). PCA shall deliver to Mr. Sweeney at any time that PCA may reasonably request all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information or Work Product (as defined below) which he may then possess or have under his control. This Section 6 shall survive the termination of this Agreement.
     7. Work Product.
     (a) Mr. Sweeney hereby assigns to PCA all right, title and interest in and to all inventions, developments, methods, process, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) were conceived, reduced to practice, developed or made by Mr. Sweeney while employed by PCA or as a result of, and in the course of providing, the services provided hereunder and (b) either (i) relate to PCA’s business or (ii) are conceived, reduced to practice, developed or made using any of the equipment, supplies, facilities, assets or resources of PCA (including but not limited to, any intellectual property rights) (“Work Product”). All Work Product prepared by Mr. Sweeney shall be deemed to have been prepared for PCA and shall be considered as works for hire and all rights and the copyrights therefor shall be owned by PCA. Mr. Sweeney hereby assigns to PCA all rights, titles and interests in and to said copyrights in the United States of America and elsewhere, including registration and publication rights, rights to create derivative works and all other rights which are incident to copyright ownership.

     (b) In the event any court holds such Work Product not to be works for hire, Mr. Sweeney shall assign such creative works to PCA, at its request, in consideration of the fees paid to Mr. Sweeney hereunder. Mr. Sweeney shall promptly at PCA’s sole cost and expense perform all actions reasonably requested by PCA to establish and confirm PCA’s ownership of the Work Product (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments). This Section 7(b) shall survive the termination of this Agreement.
     8. Noncompetition. Mr. Sweeney agrees that, for the period commencing on the date hereof and ending on the later of (a) September 15, 2010; and (b) the date of termination of this Agreement (the “Noncompete Period”), he shall not, directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in the business of manufacturing, marketing, designing, distributing or selling containerboard (including, without limitation, linerboard and corrugating medium) or corrugated containers, displays or products (collectively, and each individually, being the “Business”) or any business competitive with the Business, whether as a general or limited partner, proprietor, common or preferred equityholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. Mr. Sweeney acknowledges that PCA plans to conduct the Business internationally and agrees that the provisions in this Section 8 shall operate throughout the world. Nothing in this Section 8 shall prohibit Mr. Sweeney from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the Business, so long as Mr. Sweeney has no active participation in the business of such company.
     9. Non-Solicitation. During the Noncompete Period, Mr. Sweeney shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of PCA, or any of their respective affiliates to leave the employ of PCA or any of its affiliates, or in any way interfere with the relationship between PCA or any of its affiliates and any employee thereof, (ii) solicit to hire any person who, at anytime during the Non-Compete Period, was an employee of PCA or any of its affiliates or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, broker, sales agent, franchisee or other business relation of PCA or any of its affiliates to cease doing business with PCA or any of its affiliates, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee, licensor, broker, sales agent, franchisee or business relation and PCA or any of its affiliates (including, without limitation, making any negative statements or communications about PCA or its affiliates).
     10. Enforcement. If, at the time of enforcement of any of Sections 6 through 9, a court of competent jurisdiction shall hold that the period, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The parties hereto acknowledge and agree that Mr. Sweeney has had access to Confidential Information and Work Product, that the provisions of Sections 6 through 9 are necessary, reasonable and appropriate for the business interests of the PCA, that irreparable injury will result to PCA if Mr. Sweeney breaches any of the provisions of Sections 6 through 9 and that money damages would not be an adequate remedy therefor and that PCA will not have any adequate remedy at law for any such breach. Therefore, in the event of a breach or threatened breach of this Agreement, in addition to other rights and remedies existing in its favor, PCA shall be entitled to specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without the necessity of showing actual money damages, or posting a bond or other security). Nothing contained herein shall be construed as prohibiting PCA or any of its successors or assigns from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.
     11. Mr. Sweeney’s Representations and Acknowledgements. Mr. Sweeney hereby represents and warrants to PCA that (i) Mr. Sweeney is not a party to or bound by any employment agreement, noncompete agreement, nonsolicitation agreement or confidentiality agreement with any other person, and (ii) this Agreement constitutes the valid and binding obligation of Mr. Sweeney, enforceable against Mr. Sweeney in accordance with its terms. Mr. Sweeney hereby acknowledges and represents that he fully understands the terms and conditions contained herein and intends for such terms and conditions to be binding on and enforceable against him. Mr. Sweeney expressly agrees and acknowledges that the restrictions contained in Sections 6 through 9 do not preclude Mr. Sweeney from earning a livelihood, nor do they unreasonably impose limitations on Mr. Sweeney’s ability to earn a living. Mr. Sweeney acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Mr. Sweeney by this Agreement, and is in full accord as to the necessity of such restraints. Mr. Sweeney expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed if delivered personally or by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
(i)          To PCA:
Packaging Corporation of America
1900 West Field Court
Lake Forest, IL 60045
Attention: Chairman
with a copy to: General Counsel
Facsimile No: 847-482-2194
(ii)           To Mr. Sweeney:
[Address Redacted]
     13. Assignment. This Agreement and the rights and responsibilities hereunder shall not be assigned or delegated by either party without the prior written consent of the other party; provided, however, that PCA shall have the right, without the prior written consent of Mr. Sweeney, to assign and transfer its rights under that Agreement to any of its affiliates or any purchaser who acquires all or a substantial part of the assets of its business or capital stock.
     14. Entire Agreement. This Agreement constitutes the complete and only Agreement between the parties and all prior agreements are merged into this Agreement. No amendment or modification of the Agreement between the parties hereto shall be of effect or enforceable unless stated in writing and signed by Mr. Sweeney and an officer of PCA.
     15. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of Illinois without regard to conflict of laws. Jurisdiction and venue with regard to any suit in connection with this Agreement shall reside solely in the courts of Cook County, Illinois.

IN WITNESS HEREOF, the parties have signed and delivered this Agreement on the date first above written.

Packaging Corporation of America	William J. Sweeney

By: /s/ Paul T. Stecko	/s/ William J. Sweeney

Title: Chairman & CEO

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